UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2008

Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	000-51802	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 4, 2008, the Company and certain of its subsidiaries entered into a global settlement agreement with Philips South Beach, LLC, Century Operating Associates, Philip Pilevsky and certain of his affiliates, Residual Hotel Interest LLC and certain of its affiliates, Becker-Paramount LLC, W. Edward Scheetz, David T. Hamamoto, RSA Associates, L.P., NorthStar Capital Investment Corp. and certain of its subsidiaries, Clark SB II LLC, Clark SB LLC, The Clark Foundation, The Scriven Foundation, Jane Clark and Kevin Moore, pursuant to which the Shore Club litigation, regarding the management of the Shore Club hotel, and the Century Operating Associates litigation, regarding the structuring transactions that were part of the Company’s IPO and the IPO itself, along with related litigations and an additional litigation in which the Company is not involved, have been settled (the “Settlement”). The Shore Club litigation, styled Philips South Beach, LLC v. Morgans Hotel Group Management, LLC et al., Index No. 06/600147 (N.Y. Sup. Ct.), and the Century Operating Associates litigation, styled Century Operating Associates v. NorthStar Hospitality LLC, et al., Index No. 601007/06-E (N.Y. Sup. Ct.), were previously disclosed in the Company’s filings with the Securities and Exchange Commission.

The Company is not required to make any cash payments as part of the Settlement. Under the relevant terms of the Settlement, the management agreement pursuant to which the Company’s management company, Morgans Hotel Group Management LLC (“MHGM”), manages Shore Club has been amended to provide for, among other things, a reduction beginning in 2009 in the management and chain services fees, a reduction beginning in 2012 in the termination payment to be made by the owner of Shore Club to MHGM upon termination of the management agreement, and certain changes to operating procedures at Shore Club.

The Company does not expect that the Settlement will have a material adverse effect on our financial condition, results of operations or liquidity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: April 10, 2008

By: /s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer